Exhibit 10.20

RESTATED TRANSITION AND SEPARATION AGREEMENT

AND GENERAL RELEASE

Verisk Analytics, Inc. ("Verisk") (the “Company”) and Kenneth E. Thompson (the “Employee”) (the Company and Employee, collectively, the “Parties”) hereby enter into this Restated Transition and Separation Agreement and General Release (the “Agreement”), effective as of the eighth (8th) calendar day following execution of the Agreement by Employee, provided that Employee has not revoked the Agreement prior to such date (the “Effective Date”). The Parties hereby agree to the following terms:

1.     Transition Period Employment and Separation.

a.     Transition Period Employment. In order to facilitate an orderly transition of Employee’s duties as Executive Vice President & General Counsel of the Company (“GC”) to Employee’s successor, the Company agrees to continue to employ Employee, and Employee agrees to remain employed by the Company, beginning on the Effective Date and continuing until the date on which the Company notifies Employee in writing that a successor GC has been appointed (the “Transition Date”). The actual date of termination of Employee’s employment as GC shall be referred to herein as the “Separation Date”, and the period from the Effective Date through the Separation Date shall be referred to herein as the “Transition Period.”

b.     Transition Period Duties. During the Transition Period, Employee shall continue to be a full-time employee of the Company, serving as its GC. Employee shall have such duties, authorities and responsibilities as are commensurate with or required by Employee’s position, and such other duties, authorities and responsibilities as may reasonably be assigned to Employee, provided that the Company may reduce or eliminate the Employee’s duties, authorities and responsibilities in such manner and at such time or times as it determines to be appropriate in its sole discretion. Without limiting the foregoing, Employee agrees to provide transition services during the Transition Period to facilitate a smooth transition of Employee’s job responsibilities to Employee’s successor to the position of GC.

2.     Transition Period Compensation and Benefits. In consideration for Employee signing this Agreement and the Employment Termination Certificate attached hereto as Exhibit “A” (the “Employment Termination Certificate”), and complying with their terms, the Company agrees to provide Employee the following compensation and benefits.

a.     Base Salary. During the Transition Period, Employee shall receive a base salary at an annualized rate equal to Four Hundred Seventy Five Thousand Five Hundred Dollars ($475,500), payable in accordance with the regular payroll practices of the Company.

b.     Short Term and Long Term Incentive (“STI” and “LTI”) Awards. Employee will receive an STI Award for plan year 2020 (anticipated to be paid in March 2021) equal to 200% of his current target amount (that is, Nine Hundred Fifty-One Thousand Dollars ($951,000.00)). Employee will receive an LTI Award for 2021 (anticipated to be granted on January 15, 2021) equal to 200% of his current target amount (that is, not less than Two Million Eight Hundred Thousand Dollars ($2,800,000.00)). The LTI award will consist of the same elements as awards to other Named Executive Officers. Vesting and exercise provisions of LTI award shall remain as specified in the relevant Award Agreements.

c.     Other Employee Benefits. During the Transition Period, Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. Employee’s participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. This includes reimbursement for business expenses (including for travel of the same class as the COO, CFO, and General Counsel), provided that Employee obtains prior authorization from the Company.

3.     Post Transition Period Employment and Retirement

            Subsequent to the Transition Period, the Company agrees to employ Employee, and Employee agrees to remain employed by the Company, as Verisk's Executive Counsel. In such capacity, Employee will report to the new General Counsel, and will perform such duties as are mutually agreed upon but are anticipated to include assistance with ongoing litigation matters. As Executive Counsel, Employee will work from home and will not have a specific number of committed hours per week. Employee's employment term will conclude on Wednesday, May 1, 2023 (the "Retirement Date") at which time Employee will retire as a Verisk Employee.

4.     Post Transition Period Compensation and Benefits. In further consideration for Employee signing this Agreement and the Employment Termination Certificate attached hereto as Exhibit “A” (the “Employment Termination Certificate”), and complying with their terms, the Company agrees to provide Employee the following compensation and benefits during the Post Transition Period through the Retirement Date.

            a.        Base Salary. As Executive Counsel, Employee will be paid an annual salary of $100,000, payable in accordance with the regular payroll practices of the Company, until the first anniversary of the Transition Date, and an annual salary of $25,000 thereafter, payable in accordance with the regular payroll practices of the Company, unless Employee and Verisk mutually agree to extend the $100,000 salary for an additional one-year period. As Executive Counsel, Employee will not be eligible to receive STI or LTI awards (however, in the event of a positive litigation outcome in a litigation in which Employee assisted, Employee and Verisk's CEO may discuss a discretionary STI award.).

b.     No Other Equity Interests. Employee hereby acknowledges and agrees that during the Post Transition Period he does not have any other rights or entitlements with respect to any compensatory, equity or equity-based award or other equity ownership interest in the Company or its affiliates.

c.     Other Employee Benefits. During the Post Transition Period, Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, including but not limited to reimbursement of business expenses provided that Employee obtains prior authorization from the Company (including for travel of the same class as the COO, CFO, and General Counsel), subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. Employee’s participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Retirement Date shall be the termination date of Employee’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or its affiliates.

d.     Other Non-Competitive Business Activities. During the Post Transition Period, Employee shall be permitted to engage in other non-competitive business activities in addition to his services for the Company.

5.     No Other Compensation or Benefits. Employee hereby acknowledges that, except as expressly provided in this Agreement or as otherwise required by applicable law (including under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA), Employee shall not receive any additional compensation, severance or other benefits of any kind following the Effective Date.

6.     No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Sections 2 through 4 of this Agreement, except for Employee’s execution of this Agreement and fulfillment of the promises contained herein.

7.     General Release, Claims Not Released and Related Provisions.

a.     General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges the Company, its parents, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of his execution of this Agreement, including, but not limited to, any alleged violation of:

§	Title VII of the Civil Rights Act of 1964;

§	Sections 1981 through 1988 of Title 42 of the United States Code;

§	The Employee Retirement Income Security Act of 1974 ("ERISA");

§	The Immigration Reform and Control Act;

§	The Americans with Disabilities Act of 1990;

§	The Age Discrimination in Employment Act of 1967 (“ADEA”);

§	The Worker Adjustment and Retraining Notification Act;

§	The Fair Credit Reporting Act;

§	The Family and Medical Leave Act;

§	The Equal Pay Act;

§	The Genetic Information Nondiscrimination Act of 2008;

§	The New Jersey Law Against Discrimination;
§	The New Jersey Civil Rights Act;
§	The New Jersey Family Leave Act;
§	The New Jersey State Wage and Hour Law;
§	The Millville Dallas Airmotive Plant Job Loss Notification Act;
§	The New Jersey Conscientious Employee Protection Act;
§	The New Jersey Equal Pay Law;
§	The New Jersey Occupational Safety and Health Law;
§	The New Jersey Smokers’ Rights Law;
§	The New Jersey Genetic Privacy Act;
§	The New Jersey Fair Credit Reporting Act;
§	The New Jersey Paid Sick Leave Act;
§	The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers' Compensation Claim;
§	The New Jersey Public Employees' Occupational Safety and Health Act;
§	New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;
§	any other federal, state or local law, rule, regulation, or ordinance;

§	any public policy, contract, tort, or common law; or

§	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

b.     Claims Not Released. Employee is not waiving any rights he may have to: (a) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation and/or disability benefits statutes; (b) pursue claims which by law cannot be waived by signing this Agreement; (c) enforce this Agreement; (d) challenge the validity of this Agreement; (e) statutory continuation of health insurance; (f) vested retirement benefits; and/or (g) indemnification pursuant to applicable law, the Company’s by-laws, the Company’s policies, or any applicable insurance policy. In addition, this Agreement does not release any rights that Employee has in his capacity as a shareholder of the Company.

c.     Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made based on events that occurred prior to the date on which Employee executed this Agreement, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

d.     Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative based on such a claim in which the Company or any other Releasee identified in this Agreement is a party.

8.     Cooperation.

a.     In consideration for the payments and benefits to Employee hereunder, Employee hereby agrees that after the Retirement Date, Employee shall be reasonably available to the Company, and reasonably cooperate with the Company and provide information and assistance to the Company, that relate to Employee’s prior positions with and work conducted on behalf of the Company.

b.     Employee further agrees to assist the Company with respect to all reasonable requests to provide documents, testify, or otherwise assist in connection with any legal proceeding or matter relating to the Company, including but not limited to, any federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which the Employee is a named party whose interests are adverse to those of the Company. Employee also hereby consents to testify on behalf of the Company should the Company designate him to testify pursuant to a subpoena served on the Company pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure or any similar state rule.

c.     All requests to provide services under this Section shall be scheduled at mutually agreeable dates, times, and locations.

d.     Employee hereby agrees that he shall notify the Company promptly (and in any event within two business days) if he is contacted in connection with any governmental investigation that may concern the Company and, without limitation of the foregoing, shall, unless prohibited by law, forward to Scott Stephenson at Verisk Analytics, Inc. 545 Washington Blvd,.Jersey City, NJ 07310, by overnight delivery or electronic mail, any subpoena or other document received by him in connection with any such matter within two (2) business days of receipt.

e.     The Company shall reimburse Employee for all reasonable documented out-of-pocket expenses he incurs in connection with any cooperation, including but not limited to lost pay or income, provided that Employee obtains prior authorization from the Company.

9.     Termination of Agreement.

a.     The Company may only terminate this Agreement and Employee’s employment pursuant hereto for Just Cause. “Just Cause” as used herein means only (i) in the good faith judgment of the Board of Directors of the Company, Employee’s commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, breach of fiduciary duty, malfeasance or performance of any illegal, unethical or negligent act against the Company or any of its subsidiaries or affiliates (or any of their respective predecessors or successors); (ii) Employee’s material breach of a material provision of this Agreement, including the willful failure to substantially perform his duties hereunder in the good faith judgment of the Board of Directors of the Company; (iii) Employee’s willful failure to carry out, or comply with, in any material respect, any material, lawful and reasonable directive of the Company’s Board of Directors, not inconsistent with the terms of this Agreement; and (iv) Employee’s material breach of any material written policies or procedures of the Company that are applicable to Employee, which breach causes or is reasonably expected to cause material economic harm to the Company in the good faith judgment of the Company’s Board of Directors. Employee’s equity awards shall fully vest immediately upon termination of this Agreement for any reason, including Just Cause. Employee’s stock options shall remain exercisable, and other equity awards shall remain payable, in accordance with the retirement provision of the applicable award agreements.

b.     In the event of Employee’s disability, the Company shall continue to make all payments required by this Agreement to Employee, even if Employee is unable to fulfill his obligations under this Agreement. Employee’s equity awards will also continue to vest during any period of disability.

           c.     In the event of Employee’s death, the Company shall continue to make all payments required by this Agreement to Employee’s estate. Employee’s equity awards shall fully vest immediately upon Employee’s death.

10.     Remedies. If Employee prevails in any action for breach or enforcement of any provision of this Agreement, the Company shall pay Employee’s reasonable attorneys’ fees and legal costs.

11.     Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against the Company.

Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of the Company and shall continue to maintain the confidentiality of such information consistent with the Company’s policies and Employee’s agreement(s) with the Company and/or common law. Employee is hereby provided notice that under the 2016 Defend Trade Secrets Act: (i) no individual shall be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public, and, (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

Employee shall not apply in the future for employment with the Company because of, among other things, irreconcilable differences with the Company.

Employee affirms that all of the Company’s decisions regarding Employee's pay and benefits through the date of Employee's execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

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12.     Limited Disclosure and Return of Property. Except as required by law, Employee agrees not to disclose the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state, or local government agency.

             Upon Employee’s Retirement Date, Employee agrees to deliver to the Company all property in his possession or control that belongs to the Company, including but not limited to all Company equipment and at the Company's election, return or destroy all documents and other records (whether on paper, electronic, or in any other medium) made, compiled, or acquired by Employee during his employment with the Company and concerning the business, finances or affairs of the Company or its clients or customers.

13.      Governing Law and Choice of Forum. This Agreement and any agreements incorporated by reference herein shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to its conflict of laws provisions. The Parties being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, the Parties agree that any action or proceeding with respect to this Agreement and Employee’s employment shall be brought exclusively in the Superior Court of New Jersey for Morris County, and the Parties agree to the personal jurisdiction thereof. The Parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court, and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum. The Parties recognize that, should any dispute or controversy arising from or relating to this agreement be submitted for adjudication to any court, the preservation of the secrecy of the Company’s confidential information or trade secrets may be jeopardized. Consequently, the Parties agree that all issues of fact shall be tried without a jury.

14.     Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

15.     Non-Waiver. The failure of either the Company or Employee, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of the same or any other right, power, or privilege in any other instance. Any waiver by the Company or by Employee must be in writing and signed by either Employee, if Employee is seeking to waive any of his or her rights under this Agreement, or by the Chief Executive Officer of the Company, if the Company is seeking to waive any of its rights under this Agreement.

16.     Binding Effect. This Agreement shall be binding upon Employee, Employee’s heirs, executors and administrators, and upon the Company, and its successors and assigns, and shall inure to the benefit of the Company, and its successors and assigns. This Agreement may not be assigned by Employee. This Agreement may be enforced by the Company’s successors and assigns.

17.     Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

18.     Severability. It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable laws and public policies. Accordingly, if any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, excluding the general release language, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect. Should some or all of the general release language be found unenforceable, the Parties agree to negotiate in good faith to replace the unenforceable portion with an enforceable provision.

19.     Entire Agreement. This Agreement amends and restates the Transition and Separation Agreement and General Release originally executed as of November 6, 2020, which set forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements (including, but not limited to, the letter from Scott Stephenson to Employee dated September 10, 2020) or understandings between the Parties as to the subject matter hereof, except any confidentiality agreements, which are incorporated herein by reference. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND THE ATTACHED CERTIFICATE. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT AND THE ATTACHED CERTIFICATE.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. EMPLOYEE MAY ALSO REVOKE THE ATTACHED CERTIFICATE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THE ATTACHED CERTIFICATE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO SCOTT STEPHENSON AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE” OR “I HEREBY REVOKE MY ACCEPTANCE OF THE ATTACHED EMPLOYMENT TERMINATION CERTIFICATE.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO SCOTT STEPHENSON OR HIS DESIGNEE, OR MAILED TO SCOTT STEPHENSON AT VERISK ANALYTICS, INC. 545 WASHINGTON BLVD., JERSEY CITY, NJ 07310 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT OR THE ATTACHED CERTIFICATE, RESPECTIVELY.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT OR THE ATTACHED CERTIFICATE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND THE ATTACHED CERTIFICATE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES AS OF THE DATES EMPLOYEE SIGNS THIS AGREEMENT AND THE ATTACHED CERTIFICATE, RESPECTIVELY.

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The Parties knowingly and voluntarily sign this Agreement as of the dates set forth below:

EMPLOYEE:                         Verisk Analytics, Inc.

By: /s/ Kenneth E. Thompson               By: /s/ Scott Stephenson

     Kenneth E. Thompson

  Scott Stephenson

Chairman, President and Chief Executive Officer

Date: February 3, 2021                          Date: February 5, 2021

EXHIBIT “A”

  EMPLOYMENT TERMINATION CERTIFICATE

THIS CERTIFICATE MUST BE SIGNED ON OR AFTER EMPLOYEE’S RETIREMENT DATE AND FILED WITH SCOTT STEPHENSON AT VERISK ANALYTICS, INC. 545 WASHINGTON BLVD., JERSEY CITY, NJ 07310 OR HIS DESIGNEE.

I signed a Transition and Separation Agreement and General Release on _____________________, (the “Agreement”).  All capitalized terms used but not defined herein shall have the meaning given such terms in the Agreement. I hereby acknowledge that:

1.     A blank copy of this Employment Termination Certificate (“Certificate”) was attached as Exhibit “A” to the Agreement when it was given to me for review.  I have had at least twenty-one (21) calendar days to consider signing this Certificate.  I may revoke this Certificate within 7 calendar days after I sign it.  I was advised in writing to discuss the Agreement, including this Certificate, with an attorney before executing either document, and I acknowledge that I have consulted an attorney.

2.     I acknowledge that I would not be entitled to the consideration described in the Agreement unless I sign this Certificate and I do not revoke this Certificate within 7 calendar days after I sign it.

3.     In exchange for the consideration described in the Agreement, I hereby agree that this Certificate will be a part of the Agreement and that the general release in Section 7 of the Agreement is to be construed and applied as if I accepted it on the day I signed this Certificate.  This extends my general release of claims under Section 7 of the Agreement to any claims that arose from the date I signed the Agreement, up to and including the date I signed this Certificate, including but not limited to any claims under the Age Discrimination in Employment Act of 1967, as amended.

4.     I affirm that as of the date I sign this Certificate, I have returned all property (other than my cellphone, smartphone, laptop computer, desktop computer, monitor, and printer, all of which I may retain provided that I permanently delete all confidential Company information therefrom), documents and financial, proprietary or confidential information belonging or pertaining to the Company and/or to any other Releasees identified in the Agreement in my possession or control, including all copies thereof. I further affirm that as of the date I sign this Certificate, I have permanently deleted and/or otherwise rendered unusable any electronic information relating to the Company and/or to any other Releasees identified in the Agreement in my possession or control.

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________________________________     Date: __________________________

Kenneth E. Thompson

Sworn to and subscribed before me

on this ____ day of _____________, 202__.

Notary Public